Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in Prospectus constituting a part of this Registration Statement on Form F-1 of our report dated March 29, 2021, relating to the financial statements of Spartan Acquisition Corp. III, (“Spartan”) which is contained in that Prospectus. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

March 31, 2022